Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 3, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Report to Shareholders of INVESCO Variable Investment Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
April 17, 2000